UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant □
Filed by a Party other than the Registrant ☒
Check the appropriate box:
□ Preliminary Proxy Statement
□ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
□ Definitive Proxy Statement
□ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

SPRUCE POWER HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)
Clayton Capital Appreciation Fund, L.P. Clayton Partners LLC The JSCC Family Trust Jason Stankowski Clara Nagy McBane
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

-with copies to-
Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
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□	Fee paid previously with preliminary materials.
□	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Clayton Capital Appreciation Fund, L.P.

Previously, Clayton Capital Appreciation Fund, L.P. and its affiliates, Clayton Partners LLC, The JSCC Family Trust and Jason Stankowski (collectively, “Clayton Capital”), filed a preliminary proxy statement in connection with their proposed solicitation to elect their slate of nominees, Jason Stankowski and Clara Nagy McBane, to the board of directors of Spruce Power Holding Corporation (the “Company”).  On June 21, 2024 (the “Effective Date”), Clayton Capital entered into a Cooperation Agreement (the “Cooperation Agreement”) with the Company.  As of the Effective Date, Clayton Capital withdrew its slate of nominees for election to the Board of Directors of the Company, and agreed to the provisions below.
Pursuant to the terms of the Cooperation Agreement, effective as of the Effective Date, the Company agreed to increase the size of the Company’s Board of Directors (the “Board”) from six to seven directors and to take all necessary actions to appoint Clara Nagy McBane to the Board to fill the directorship resulting from the increase in the size of the Board, to serve as a Class B director with a term expiring at the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) and to hold office until her successor has been duly elected and qualified or until her earlier, death, resignation or removal.  The Company has also agreed that, upon the appointment of Ms. McBane to the Board, the Board would appoint her to its Compensation Committee and Nominating and Corporate Governance Committee.  Under the terms of the Cooperation Agreement, the Board shall also consider nominating Ms. McBane for re-election to the Board at the 2025 Annual Meeting in good faith and in the same manner the Board considers the nomination of all incumbent directors.

Pursuant to the Cooperation Agreement, Clayton Capital shall be required, until the Termination Date (as defined below), subject to certain exceptions, to vote at each of the Company’s Annual Meetings of Stockholders (the “Annual Meetings”) all of their beneficially owned shares of the Company’s common stock in accordance with the Board’s recommendation with respect to all nominations and other proposals submitted to stockholders at such Annual Meetings.  In addition, the Cooperation Agreement provides for certain customary standstill provisions that restrict Clayton Capital from, among other things, engaging in any solicitation of proxies with respect to the voting securities of the Company or acquiring any securities of the Company that would result in Clayton Capital having beneficial ownership of more than 14.9% of the Company’s common stock.  Unless otherwise mutually agreed to in writing by each party, the Cooperation Agreement will remain in effect until the date that is the earlier of (i) the date Clayton Capital receives notice that the Company will not nominate Ms. McBane for re-election to the Board at the 2025 Annual Meeting, (ii) immediately following the closing of the polls on the election of directors at the 2025 Annual Meeting, (iii) August 31, 2025 if the 2025 Annual Meeting has not been held by that date, and (iv) in the event that any party materially breaches this Agreement, the date that is thirty (30) calendar days following written notice of such breach from the non-breaching party, if such breach (if capable of being cured) has not been cured by such date, or, if impossible to cure within thirty (30) calendar days, such party has not taken substantive action to correct by such date (the effective date of termination, the “Termination Date”).

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 24, 2024, and is incorporated herein by reference.